Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TOWNEBANK,

MONARCH FINANCIAL HOLDINGS, INC.

and

MONARCH BANK

December 16, 2015

5.11	Reservation of Shares; NASDAQ Listing	45
5.12	Indemnification; Insurance	45
5.13	Employment and Other Arrangements	46
5.14	Notice of Deadlines	46
5.15	Takeover Laws	46
5.16	Change of Method	46
5.17	Certain Policies	47
5.18	Shareholder Litigation	47
5.19	Assumption of Trust Preferred Capital Securities	47

ARTICLE 6.	CONDITIONS TO THE MERGER	48
6.1	General Conditions	48
6.2	Conditions to Obligations of Buyer	48
6.3	Conditions to Obligations of Holding Company and Bank Subsidiary	49

ARTICLE 7.	TERMINATION	50
7.1	Termination	50
7.2	Effect of Termination	54
7.3	Non-Survival of Representations, Warranties and Covenants	54
7.4	Fees and Expenses	54

ARTICLE 8.	GENERAL PROVISIONS	56
8.1	Entire Agreement	56
8.2	Binding Effect; No Third Party Rights	56
8.3	Waiver and Amendment	56
8.4	Governing Law	56
8.5	Notices	56
8.6	Counterparts	58
8.7	Waiver of Jury Trial	58
8.8	Severability	58

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.9	Form of Noncompetition Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Average Closing Price	Section 7.1(l)
Bank Reports	Section 3.3(f)
Bank Subsidiary	Recitals
Buyer	Recitals
Buyer Benefit Plan	Section 3.4(l)(i)
Buyer Common Stock	Section 2.1(a)
Buyer Contract	Section 3.4(i)(i)
Buyer Ratio	Section 7.1(l)(i)
Buyer Stockholder Approval	Section 3.4(c)(i)
Buyer Stockholders Meeting	Section 5.3(b)
Buyer Subsidiary(ies)	Section 3.4(b)
Closing Date	Section 1.2(b)
Code	Recitals
CRA	Section 3.3(y)
Derivative Contract	Section 3.3(t)
Determination Date	Section 7.1(l)
Disclosure Schedule	Section 3.1
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.2(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)(ii)
Final Index Price	Section 7.1(l)
Financial Statements	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(c)(iii)
Holding Company	Recitals
Holding Company Articles Amendment	Section 1.4
Holding Company Benefit Plans	Section 3.3(m)(i)
Holding Company Common Certificate	Section 2.1(d)
Holding Company Common Stock	Section 2.1(b)
Holding Company Contract(s)	Section 3.3(i)(i)
Holding Company Continuing Employees	Section 5.10(a)
Holding Company Stock Award	Section 2.3(b)
Holding Company Stock Option	Section 2.3(a)
Holding Company Stock Plan	Section 2.3(a)
Holding Company Stockholder Approvals	Section 3.3(c)(i)
Holding Company Stockholders Meeting	Section 5.3(a)

Holding Company Subsidiary(ies)	Section 3.3(b)
Holding Company Technology Systems	Section 3.3(s)
Index Group	Section 7.1(l)
Index Price	Section 7.1(l)
Index Ratio	Section 7.1(l)(ii)
Intellectual Property	Section 3.3(s)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
OREO	Section 3.3(o)(iii)
Organizational Documents	Section 3.3(a)(i)
Plan of Merger	Section 1.1
Regulatory Approvals	Section 3.3(c)(iii)
Regulatory Agencies	Section 3.3(f)
Replacement Option	Section 2.3(a)
Replacement Stock Award	Section 2.3(b)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(e)(v)
SEC	Section 3.3(e)(i)
Securities Act	Section 3.3(c)(iii)
Securities Documents	Section 3.3(e)(i)
Starting Date	Section 7.1(l)
Starting Price	Section 7.1(l)
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Termination Event	Section 7.4(d)
Termination Fee	Section 7.4(b)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 16, 2015, by and among TowneBank, a Virginia banking corporation (“Buyer”), Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and Monarch Bank, a Virginia banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary”).

WHEREAS, the Boards of Directors of Buyer, Holding Company and Bank Subsidiary have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of Holding Company and Bank Subsidiary with and into Buyer (the “Merger”);

WHEREAS, the Boards of Directors of Buyer, Holding Company and Bank Subsidiary have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2), Holding Company and Bank Subsidiary will be merged with and into Buyer pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of each of Holding Company and Bank Subsidiary thereupon shall cease, and Buyer will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Effective Date; Closing.

(a) The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur as soon as practicable after all required regulatory and stockholder approvals to consummate the Merger have been received. At or after the Closing Date (as defined below), Buyer, Holding Company and Bank Subsidiary will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of Buyer on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.3 Articles of Incorporation and Bylaws of Buyer.

(a) The Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

(b) Prior to the Effective Date, Buyer shall take all appropriate actions to adopt an amendment to the Bylaws of Buyer to increase the number of directors that may serve on the Board of Directors of Buyer to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Buyer as of the Effective Date as contemplated by Section 1.5. The Bylaws of Buyer as in effect immediately prior to the Effective Date will be the Bylaws of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

1.4 Amendment of Holding Company Articles.

Subject to the provisions of this Agreement, and the receipt of the Holding Company Stockholder Approvals (as defined herein), immediately before the Effective Date, Holding Company shall amend Article II of Holding Company’s Articles of Incorporation to read as follows (the “Holding Company Articles Amendment”) in order to enable the Holding Company to merge with and into Buyer under Virginia law on the Effective Date: “The purposes for which the corporation is formed is to transact banking business and trust business and any or all lawful business related or incidental thereto, and such other lawful business not required to be stated in the Articles of Incorporation (“Articles”) in which a Virginia chartered banking corporation may engage under the laws of the Commonwealth of Virginia, as amended from time to time.”

1.5 Corporate Governance.

At the Effective Date, Buyer shall cause each of Jeffrey F. Benson, E. Neal Crawford, Jr., William T. Morrison, Robert M. Oman, Elizabeth T. Patterson, Dwight C. Schaubach and Brad E. Schwartz to be appointed to the Board of Directors of Buyer to serve in such capacity until the next annual meeting of the stockholders of Buyer following the Effective Date, and, subject to the good faith consideration by the Nominating Committee of Buyer’s Board of Directors of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by

Buyer’s stockholders at such annual meeting of stockholders. If nominated, each of Mr. Oman and Ms. Patterson will be nominated to serve an initial term of one year, each of Messrs. Crawford, Morrison and Schaubach will be nominated to serve an initial term of two years, and each of Messrs. Benson and Schwartz will be nominated to serve an initial term of three years. Subject to the good faith approval of Buyer’s Board of Directors, each of Messrs. Benson and Schwartz will also be appointed to the Executive Committee of Buyer’s Board of Directors and Mr. Benson will be appointed Vice Chairman of Buyer’s Board of Directors effective at the Effective Date. Each of Lawton H. Baker, Joe P. Covington, Jr., Virginia Sancilio Cross, Taylor B. Grissom and Mr. Crawford will be appointed to the Board of Managers of Towne Financial Services, LLC, a wholly owned subsidiary of Buyer, effective at the Effective Date.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Buyer, Holding Company or Bank Subsidiary or their respective stockholders:

(a) Each share of common stock, par value $1.667 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 0.8830 shares (the “Exchange Ratio”) of Buyer Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c) Each share of common stock, par value $5.00 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(e) Each share of Holding Company Common Stock held by any party hereto and each share of Buyer Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Buyer Common Stock shall resume the status of authorized and unissued shares of Buyer Common Stock.

2.2 Exchange Procedures.

(a) On or before the Closing Date, Buyer shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Buyer (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of Holding Company Common Stock.

(b) As promptly as practicable after the Effective Date, Buyer shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates for the Merger Consideration, as provided for herein.

(c) Buyer shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions which a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon delivery to the Exchange Agent of Holding Company Common Certificates representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any Holding Company stockholder whose Holding Company Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Buyer pursuant to applicable law and as required in accordance with Buyer’s standard policy (including the requirement that the stockholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for six (6) months after the Effective Date shall be returned to Buyer (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, the parties hereto, the Buyer Subsidiaries (as defined herein) nor the Holding Company Subsidiaries (as defined herein) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Holding Company Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted if necessary in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Buyer shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Buyer shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans.

(b) At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Buyer (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Buyer Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Buyer Common Stock.

(c) As soon as practicable after the Effective Date, Buyer will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4 No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing sale price of Buyer Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5 Anti-Dilution.

In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6 Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8 No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Schedule.

Prior to the date of this Agreement, Holding Company has delivered to Buyer a schedule and Buyer has delivered to Holding Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 3.3 or 3.4 or to one or more covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

3.2 Standard.

(a) No representation or warranty of Holding Company or Bank Subsidiary on the one hand or Buyer on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for Holding Company and Bank Subsidiary, and Section 3.4(c)(i) for Buyer, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for Holding Company and Bank Subsidiary, and Sections 3.4(c)(ii)(A), 3.4(d) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for Buyer, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “Holding Company Subsidiaries” as defined in Section 3.3(b) or the “Buyer Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Buyer, the Buyer Subsidiaries, Holding Company or the Holding Company Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which such party and its subsidiaries operate.

(c) The term “Knowledge” when used with respect to a party means (i) the actual knowledge and belief of such party’s executive officers, and (ii) the knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Buyer, those individuals set forth on Section 3.2(c) of Buyer’s Disclosure Schedule, and (z) with respect to Holding Company and Bank Subsidiary, those individuals set forth on Section 3.2(c) of Holding Company’s Disclosure Schedule.

3.3 Representations and Warranties of Holding Company and Bank Subsidiary.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Holding Company’s Disclosure Schedule, Holding Company and Bank Subsidiary hereby jointly and severally represent and warrant to Buyer as follows:

(a) Organization, Standing and Power.

(i) Holding Company is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Holding Company has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Holding Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of Holding Company, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(i) of Holding Company’s Disclosure Schedule.

(ii) Bank Subsidiary, a wholly owned subsidiary of Holding Company, is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Bank Subsidiary’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of the Organizational Documents of Bank Subsidiary, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(ii) of Holding Company’s Disclosure Schedule.

(b) Subsidiaries. Holding Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule (each individually a “Holding Company Subsidiary” and collectively the “Holding Company Subsidiaries”). Each Holding Company Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Holding Company on a consolidated basis. The outstanding shares of capital stock or equity interests of each Holding Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Holding Company free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any Holding Company Subsidiary and there are no agreements, understandings or commitments relating to the right of Holding Company to vote or to dispose of the capital stock or equity interests of any Holding Company Subsidiary. A true and complete list of each direct and indirect Holding Company Subsidiary as of the date hereof is set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule that shows the jurisdiction of organization of each Holding Company Subsidiary, its form of organization (corporate, partnership, joint venture, etc.), and lists the owner(s) and percentage ownership (direct or indirect) of each Holding Company Subsidiary.

(c) Authority; No Breach of the Agreement.

(i) Each of Holding Company and Bank Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holding Company and Bank Subsidiary, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holding Company and Bank Subsidiary, respectively, subject only to the receipt of the approvals of (A) this Agreement and the Plan of Merger and (B) the Holding Company Articles Amendment by the holders of more than two-thirds of the outstanding shares of Holding Company Common Stock (collectively, the “Holding Company Stockholder Approvals”). This Agreement is a valid and legally binding obligation of Holding Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by Holding Company and Bank Subsidiary, nor the consummation by Holding Company and Bank Subsidiary of the transactions contemplated hereby, nor compliance by Holding Company with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Holding Company or Bank Subsidiary; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Holding Company or any Holding Company Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Holding Company or any Holding Company Subsidiary is a party or by which Holding Company or any Holding Company Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required stockholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holding Company or any Holding Company Subsidiary.

(iii) Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of the Joint Proxy Statement in definitive form relating to the Holding Company Stockholders Meeting (as defined herein) and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) the filing of Articles of Amendment with the Virginia State Corporation Commission to effect the Holding Company Articles Amendment, (E) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, (F) approval of listing the shares of Buyer Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (G) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Holding Company and Bank Subsidiary of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither Holding Company nor Bank Subsidiary is aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(d) Holding Company Capital Stock. The authorized capital stock of Holding Company consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding, and 20,000,000 shares of common stock, par value $5.00 per share, of which 11,880,909 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of Holding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 441,040 shares of Holding Company Common Stock are subject to unvested Holding Company Stock Awards granted under a Holding Company Stock Plan. As of the date of this Agreement, there are no shares of Holding Company Common Stock subject to Holding Company Stock Options. As of the date of this Agreement, there are no shares of capital stock of Holding Company reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Holding Company is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a Holding Company Stock Plan and as set forth in Section 3.3(d) of Holding Company’s Disclosure Schedule (which includes copies of any Holding Company Stock Plan and individual stock award agreements thereunder).

(e) SEC Filings; Financial Statements; Accounting Controls.

(i) Holding Company has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2011 under the Securities Act and the Exchange Act, and, to the extent such Securities Documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to Buyer copies of such Securities Documents. Holding Company’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii) Each of Holding Company’s financial statements contained in or incorporated by reference into any Securities Documents (including any Securities

Documents filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Holding Company and the Holding Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Holding Company and each of the Holding Company Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Holding Company and each of the Holding Company Subsidiaries or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) Holding Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Holding Company has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(e)(iv) of Holding Company’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Quarterly Report on Form 10-Q filed with the SEC for the period ended September 30, 2015, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) Each of Holding Company’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Holding Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(f) Bank Reports. Holding Company and each of the Holding Company Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2011 with the Board of Governors of the Federal Reserve System, the Bureau of Financial Institutions of the Virginia State Corporation Commission, the FDIC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Holding Company and each of the Holding Company Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding Holding Company or any of the Holding Company Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Holding Company’s and each of the Holding Company Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Holding Company or any of the Holding Company Subsidiaries. Except as disclosed in the Bank Reports and in Section 3.3(f) of Holding Company’s Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of Holding Company any of the Holding Company Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Holding Company or any of the Holding Company Subsidiaries since December 31, 2011, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Holding Company.

(g) Absence of Certain Changes or Events. Since December 31, 2014, except as disclosed in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) Holding Company and the Holding Company Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Holding Company.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Holding Company nor any Holding Company Subsidiary has, and since September 30, 2015 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its Securities Documents or Bank Reports) and except as disclosed in Section 3.3(h) of Holding Company’s Disclosure Schedule.

(i) Material Contracts; Defaults.

(i) Set forth in Section 3.3(i)(i) of Holding Company’s Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that Holding Company or any Holding Company Subsidiary is a party to, bound by or subject to (each, a “Holding Company Contract” and collectively, “Holding Company Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Holding Company or a Holding Company Subsidiary to indemnification from Holding Company or a Holding Company Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by Holding Company or Bank Subsidiary (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Holding Company or a Holding Company Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by Holding Company or a Holding Company Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by Holding Company or a Holding Company Subsidiary, (J) which materially restricts the conduct of any business by Holding Company or a Holding Company Subsidiary or limits the freedom of Holding Company or a Holding Company Subsidiary to engage in any line of business in any geographic area (or would so restrict Buyer or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires Holding Company or a Holding Company Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits Holding Company or a Holding Company Subsidiary to do, any of the foregoing.

(ii) Each Holding Company Contract is valid and binding on Holding Company or the respective Holding Company Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Holding Company, is valid and binding on the other parties thereto. Holding Company and each Holding Company Subsidiary is not, and to the Knowledge of Holding Company and Bank Subsidiary, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Holding Company or a Holding Company Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened against Holding Company or any of the Holding Company Subsidiaries or against any of Holding Company’s or the Holding Company Subsidiaries’ properties, assets, interests or rights, or against any of Holding Company’s or Holding Company Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, neither Holding Company nor any of the Holding Company Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Holding Company or the operations of any of the Holding Company Subsidiaries and neither Holding Company nor any of the Holding Company Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters.

(i) Holding Company and each of the Holding Company Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by Holding Company or any of the Holding Company Subsidiaries

have been paid, are reflected as a liability in its Securities Documents or Bank Reports, or are being contested in good faith as set forth in Holding Company’s Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of Holding Company’s Disclosure Schedule, no tax return or report filed by Holding Company or any of the Holding Company Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Holding Company or any of the Holding Company Subsidiaries by any Governmental Authority and, to the Knowledge of Holding Company and any of the Holding Company Subsidiaries, no tax return or report filed by Holding Company or any of the Holding Company Subsidiaries is under examination by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) Holding Company and each of the Holding Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Holding Company or any of the Holding Company Subsidiaries. Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Holding Company and the Holding Company Subsidiaries). Neither Holding Company nor any of the Holding Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither Holding Company nor any of the Holding Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2). Holding Company and each of the Holding Company Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Holding Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Neither Holding Company nor Bank Subsidiary is aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Property.

(i) Except as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Schedule or reserved against as disclosed in its Securities Documents or Bank Reports, Holding Company and each of the Holding Company Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its Securities Documents or Bank Reports as of December 31, 2014 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to Holding Company’s or any of the Holding Company Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by Holding Company and each of the Holding Company Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.3(l)(ii) of Holding Company’s Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Holding Company and each of the Holding Company Subsidiaries or in which Holding Company or any of the Holding Company Subsidiaries has any leasehold interest. Holding Company has made available to Buyer true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Holding Company or any of the Holding Company Subsidiaries is a party.

(m) Employee Benefit Plans.

(i) Section 3.3(m)(i) of Holding Company’s Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of Holding Company and the Holding Company Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Holding Company Benefit Plan” and collectively, the “Holding Company Benefit Plans”). Neither Holding Company nor any Holding Company Subsidiary is subject to or obligated under any oral or unwritten Holding Company Benefit Plan.

(ii) Holding Company has, with respect to each Holding Company Benefit Plan, previously delivered or made available to Buyer true and complete copies of: (A) all current Holding Company Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Holding Company Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Holding Company Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; and (G) copies of the most recent nondiscrimination tests for all Holding Company Benefit Plans, as applicable.

(iii) None of the Holding Company Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of the Holding Company Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Holding Company has administered the Holding Company Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each Holding Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. To the Knowledge of Holding Company and Bank Subsidiary, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without required notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Holding Company Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of Holding Company or any Holding Company Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To Holding Company’s and Bank Subsidiary’s Knowledge, neither Holding Company nor Bank Subsidiary has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Holding Company Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To Holding Company’s and Bank Subsidiary’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Holding Company Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of Holding Company and Bank Subsidiary, anticipated with respect to any of the Holding Company Benefit Plans. None of the Holding Company Benefit Plans is the subject of a pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix) Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Holding Company Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Holding Company Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Holding Company Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x) Holding Company has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(m)(xi) of Holding Company’s Disclosure Schedule, Holding Company and the Holding Company Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any Holding Company Benefit Plan for calendar years 2013 and 2014.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of Holding Company or any Holding Company Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii) Except as set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Schedule, each Holding Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(n) Insurance. Set forth in Section 3.3(n) of Holding Company’s Disclosure Schedule is a list of all insurance policies or bonds currently maintained by Holding Company or each Holding Company Subsidiary. Holding Company and the Holding Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Holding Company reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2014, neither Holding Company nor any of the Holding Company Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and Holding Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Holding Company or the Holding Company Subsidiaries.

(o) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of Holding Company’s Disclosure Schedule:

(i) All evidences of indebtedness reflected as assets by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of September 30, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Holding Company; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown by each of Holding Company or any of the Holding Company Subsidiaries in its Securities

Documents, Financial Statements or Bank Reports as of September 30, 2015 was, and the Loan Loss Allowance to be shown in its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iii) Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage loans to be shown on its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage loan portfolio, as the case may be, of Holding Company and any of the Holding Company Subsidiaries as of the dates thereof.

(iv) The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v) Section 3.3(o)(v) of Holding Company’s Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2011 by it or any of the Holding Company Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the Holding Company Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the Holding Company Subsidiaries to purchase back (but have not been purchased back).

(p) Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of Holding Company’s Disclosure Schedule, on December 1, 2015, neither Holding Company nor any of the Holding Company Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the Holding Company Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to Holding Company or any of the Holding Company Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of Holding Company’s Disclosure Schedule, Holding Company and each of Holding Company Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither Holding Company nor any of the Holding Company Subsidiaries has received any communication alleging that Holding

Company or such Holding Company Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither Holding Company nor any of the Holding Company Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Holding Company or such Holding Company Subsidiary, (B) any person or entity whose liability for any Environmental Claim Holding Company or any Holding Company Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Holding Company or any Holding Company Subsidiary, or any real or personal property which Holding Company or any Holding Company Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Holding Company or a Holding Company Subsidiary holds a security interest securing a loan recorded on the books of Holding Company or such Holding Company Subsidiary. Neither Holding Company nor any of the Holding Company Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by Holding Company or any of the Holding Company Subsidiaries, or all real and personal property which Holding Company or any of the Holding Company Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, Holding Company will promptly provide Buyer with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in Holding Company’s Disclosure Schedule). Holding Company and all of the Holding Company Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of Holding Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Holding Company or any of the Holding Company Subsidiaries or against any person or entity whose liability for any Environmental Claim Holding Company or any of the Holding Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(r) Books and Records. The books and records of Holding Company and those of the Holding Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. Holding Company and the Holding Company Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Holding Company Technology Systems (as such terms are defined herein) that are used by Holding Company and the Holding Company Subsidiaries in their respective businesses as currently conducted. Holding Company and the Holding Company Subsidiaries to their Knowledge have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of Holding Company or Bank Subsidiary threatened, against Holding Company or any of the Holding Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Holding Company Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by Holding Company and the Holding Company Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for Holding Company’s own account, or for the account of one or more of the Holding Company Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of Holding Company or one of the Holding Company Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule.

(u) Deposits. Except as set forth in Section 3.3(u) of Holding Company’s Disclosure Schedule, as of September 30, 2015, none of Holding Company’s deposits or the deposits of any of the Holding Company Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of Holding Company or any of the Holding Company Subsidiaries.

(v) Investment Securities.

(i) Holding Company and each of the Holding Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Holding Company or the Holding Company Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of Holding Company and each of the Holding Company Subsidiaries in accordance with GAAP.

(ii) Holding Company and each of the Holding Company Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Holding Company and each of the Holding Company Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. The Board of Directors of Holding Company has approved the Merger, this Agreement, the Plan of Merger, the Holding Company Articles Amendment and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt Buyer and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. Holding Company has taken all action required to be taken by Holding Company in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of Holding Company’s Articles of Incorporation and Bylaws.

(x) Transactions With Affiliates. All “covered transactions” between Holding Company and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank Subsidiary has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). Neither Holding Company nor Bank Subsidiary has Knowledge of any facts or circumstances that would cause Bank Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank Subsidiary. To the Knowledge of Holding Company and Bank Subsidiary, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Holding Company or any Holding Company Subsidiaries to undertake any remedial action. The Board of Directors of Bank Subsidiary (or where appropriate of any other Holding Company Subsidiary) has adopted, and Bank Subsidiary (or such other Holding Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank Subsidiary (or such other Holding Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z) Required Vote. The affirmative vote of the holders of more than two-thirds of the outstanding shares of Holding Company Common Stock is necessary to approve this Agreement, the Merger and the Holding Company Articles Amendment on behalf of Holding Company. No other vote of the stockholders of Holding Company is required by the VSCA, Holding Company’s Articles of Incorporation, Holding Company’s Bylaws or otherwise to approve this Agreement, the Merger and the Holding Company Articles Amendment.

(aa) Financial Advisors. None of Holding Company, any of the Holding Company Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Holding

Company has retained Raymond James & Associates, Inc. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(aa) of Holding Company’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(bb) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Holding Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of Holding Company Common Stock from Buyer in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of Holding Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4 Representations and Warranties of Buyer.

Subject to and giving effect to Sections 3.1 and 3.2, Buyer hereby represents and warrants to Holding Company and Bank Subsidiary as follows:

(a) Organization, Standing and Power. Buyer is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has the corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Buyer’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

(b) Subsidiaries. Each subsidiary of Buyer is identified, collectively, in Exhibit 21 to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the FDIC, or in Section 3.4(b) of Buyer’s Disclosure Schedule (each individually a “Buyer Subsidiary” and collectively the “Buyer Subsidiaries”). Each Buyer Subsidiary (i) is a duly organized corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Buyer on a consolidated basis. The outstanding shares of capital stock or equity interests of each Buyer Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Buyer free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authority; No Breach of the Agreement.

(i) Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Buyer Common Stock (the “Buyer Stockholder Approval”). This Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Buyer; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Buyer or any Buyer Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which Buyer or any Buyer Subsidiary is a party or by which Buyer or any Buyer Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

(iii) Except for (A) the necessary Regulatory Approvals, (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, including the filing with the FDIC of the Joint Proxy Statement in definitive form relating to the Buyer Stockholders Meeting and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, (E) approval of listing the shares of Buyer Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Buyer is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger.

(d) Buyer Capital Stock. The authorized capital stock of Buyer consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding as of the date hereof, and 90,000,000 shares of Buyer Common Stock, of which 51,659,760 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of Buyer, except as contemplated by a Buyer stock option or other equity-based compensation plan, by Buyer’s Member Stock Purchase and Dividend Reinvestment Plan or by Buyer’s Securities Documents.

(e) Securities Filings; Financial Statements; Accounting Controls.

(i) Buyer has filed all Securities Documents with the FDIC since December 31, 2011 under the Securities Act and the Exchange Act and, to the extent such Securities Documents are not available through the web site maintained by the FDIC, has made copies of such Securities Documents available to Holding Company and Bank Subsidiary. Buyer’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of Buyer contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Buyer and the Buyer Subsidiaries as at the respective dates and the consolidated results of Buyer’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(f) Bank Reports. Buyer and each of the Buyer Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2011 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency. Any such Bank Report regarding Buyer and each of the Buyer Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Buyer’s and each of the Buyer Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Buyer or any of the Buyer Subsidiaries and no enforcement action, to its Knowledge, threatened by any Regulatory Agency.

(g) Absence of Certain Changes or Events. Since December 31, 2014, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Buyer and the Buyer Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has, and since September 30, 2015 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(i) Material Contracts.

(i) Neither Buyer nor any of the Buyer Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Buyer Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 5.04(l) is referred to herein as a “Buyer Contract.”

(ii) Each Buyer Contract is valid and binding on Buyer or the respective Buyer Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Buyer, is valid and binding on the other parties thereto. Buyer and each Buyer Subsidiary is not, and to the Knowledge of Buyer, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Buyer or a Buyer Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against Buyer or any of the Buyer Subsidiaries or against any of Buyer’s or the Buyer Subsidiaries’ properties, assets, interests or rights, or against any of Buyer’s or Buyer Subsidiaries’ officers, directors or employees in their capacities as such. Neither Buyer nor any of the Buyer Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Buyer or the operations of any of the Buyer Subsidiaries and neither Buyer nor any of the Buyer Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Buyer and each of the Buyer Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters. Buyer and each of the Buyer Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Buyer or any of the Buyer Subsidiaries have been paid, are reflected as a liability in Buyer’s Securities Documents or Bank Reports, or are being contested in good faith as set forth in Buyer’s Disclosure Schedule. No tax return or report filed by Buyer or any of the Buyer Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Buyer or any of the Buyer Subsidiaries by any Governmental Authority and, to the Knowledge of Buyer and any of the Buyer Subsidiaries, no tax return or report filed by Buyer or any of the Buyer Subsidiaries is under examination by any Governmental Authority. Buyer is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Employee Benefit Plans.

(i) All of the Buyer Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and Buyer has administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “Buyer Benefit Plan” means an employee benefit plan and program of Buyer and the Buyer Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “Buyer Benefit Plans”).

(ii) Each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(m) Insurance. Buyer and the Buyer Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Buyer reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2014, neither Buyer nor any of the Buyer Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and Buyer has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Buyer or the Buyer Subsidiaries.

(n) Allowance for Loan Losses.

(i) All evidences of indebtedness reflected as assets by each of Buyer or any of the Buyer Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of September 30, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii) The Loan Loss Allowance shown by Buyer in its Securities Documents or Bank Reports as of September 30, 2015 was, and the Loan Loss Allowance to be shown in its Securities Documents or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance has been established in accordance with GAAP, and applicable regulatory requirements and guidelines.

(o) Environmental Matters. Buyer and each of the Buyer Subsidiaries are in compliance with all Environmental Laws. Neither Buyer nor any of the Buyer Subsidiaries has received any communication alleging that Buyer or such Buyer Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. To the Knowledge of Buyer, there are no past or present actions, activities, circumstances, events, or incidents that could reasonably form the bases of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Buyer or any of the Buyer Subsidiaries or against any person or entity whose liability for any Environmental Claim Buyer or an Buyer Subsidiary has or may have retained contractually or by operation of law.

(p) Books and Records. The books and records of Buyer and those of the Buyer Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Buyer has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Buyer does not have Knowledge of any facts or circumstances that would cause Buyer: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer. To the Knowledge of Buyer, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Buyer or any of the Buyer Subsidiaries to undertake any remedial action. The Board of Directors of Buyer (or where appropriate of any Buyer Subsidiary) has adopted, and Buyer (or such Buyer Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Buyer (or such Buyer Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(r) Required Vote. The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement and the Merger on behalf of Buyer. No other vote of the stockholders of Buyer is required by the VSCA, Buyer’s Articles of Incorporation, Buyer’s Bylaws or otherwise to approve this Agreement and the Merger.

(s) Financial Advisors. None of Buyer, any of the Buyer Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Buyer has retained Sandler O’Neill & Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(s) of Buyer’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(t) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Buyer has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Holding Company Common Stock is fair to Buyer, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1 Conduct of Business of Holding Company and Bank Subsidiary Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in Holding Company’s Disclosure Schedule, without the prior written consent of Buyer (not to be unreasonably withheld or delayed), Holding Company agrees that it will not, and will cause each of the Holding Company Subsidiaries not to:

(a) Conduct its business and the business of the Holding Company Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of Buyer, Holding Company or Bank Subsidiary (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, repeal or modify its Organizational Documents.

(d) Other than pursuant to stock options outstanding as of the date hereof under the Holding Company Stock Plans as disclosed in Section 3.3(d) of Holding Company’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director,

officer or employee of Holding Company or a Holding Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice that do not to exceed $500,000 in the aggregate or five percent (5%) on an individual basis, provided that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from Buyer, except for (i) incentive based compensation to employees engaged in selling mortgage and investment products and services in the ordinary course of business, and (ii) the bonuses for 2015 performance and retention payments listed on Schedule 4.1(e) of Holding Company’s Disclosure Schedule.

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of Holding Company’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g) Hire any person as an employee of Holding Company or a Holding Company Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of Holding Company’s Disclosure Schedule and (ii) persons whose employment is terminable at the will of Holding Company and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger or the consummation thereof.

(h) Except for payment of quarterly cash dividends, not to exceed $0.09 per share, on the Holding Company Common Stock at times consistent with current Holding Company practice (provided that ex-dividend dates shall be coordinated with Buyer ex-dividend dates so that holders of Holding Company Common Stock shall receive one (and only one) quarterly dividend per quarter), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(i) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(m) Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(n) Except as otherwise permitted under this Section 4.1, enter into, amend, modify, cancel, fail to renew or terminate any Holding Company Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a Holding Company Contract if entered into prior to the date hereof.

(o) Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which Holding Company or a Holding Company Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by Holding Company and the Holding Company Subsidiaries collectively of an aggregate amount that exceeds $50,000 and/or would impose any material restriction on the business of Holding Company or create precedent for claims that are reasonably likely to be material to Holding Company.

(p) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q) Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Buyer prior to the date hereof).

(r) (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (y) in the case of unsecured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies without exceptions, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (z) in the case of new secured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies without exceptions, a principal balance not in excess of $5,000,000 in total; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that Buyer’s prior written consent is required pursuant to clause (i) above, Buyer shall use its reasonable best efforts to provide such consent within one (1) business day of any request by Holding Company.

(s) Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three (3) years or less, or dispose of any debt security or equity investment.

(u) Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(v) Other than as a Loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w) Make or change any material Tax election, settle or compromise any material Tax liability of Holding Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Holding Company, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(x) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y) Agree to take any of the actions prohibited by this Section 4.1.

4.2 Conduct of Business of Buyer Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Holding Company, Buyer agrees that it will not, and will cause each of the Buyer Subsidiaries not to:

(a) Conduct its business and the business of the Buyer Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of Buyer or Holding Company (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d) Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on Holding Company, the stockholders of Holding Company or the transactions contemplated by this Agreement.

(e) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f) Agree to take any of the actions prohibited by this Section 4.2.

4.3 Transition.

To facilitate the integration of the operations of Buyer and Holding Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Buyer and Holding Company shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Buyer directly or indirectly, the right to control or direct the operations of Holding Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of Holding Company or Bank Subsidiary, and nothing contained in this Agreement shall give Holding Company or Bank Subsidiary, directly or indirectly, the right to control or direct the operations of Buyer or to exercise, directly or indirectly, a controlling influence over the management or policies of Buyer. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, Holding Company and Bank Subsidiary shall permit Buyer to make or cause to be made such investigation of Holding Company’s and Bank Subsidiary’s operational, financial and legal condition as Buyer reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Buyer shall affect the representations and warranties of Holding Company or Bank Subsidiary. Holding Company shall provide to Buyer all written agendas and meeting or written consent materials provided to the directors of Holding Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Buyer and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal or any matters relating thereto. Neither Holding Company nor any of the Holding Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Holding Company or any of the Holding Company Subsidiaries.

(b) During the period from the date of this Agreement to the Effective Date, Holding Company shall, upon the request of Buyer, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with Buyer regarding Holding Company’s financial condition, operations and business and matters relating to the completion of the Merger. As soon as reasonably available, but in no event later than the earlier of (i) the thirtieth (30th) day after the end of each calendar quarter ending after the date of this Agreement, and (ii) the date of public dissemination of earnings information pertaining to such calendar quarter (or year with respect to a quarter ending on December 31), Holding Company will deliver to Buyer its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such quarter (or year with respect to a quarter ending on December 31) prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, Holding Company will deliver to Buyer (i) such loan reports as Buyer may reasonably request, and (ii) such other financial data as Buyer may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c) Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3 Stockholder Approvals.

(a) Holding Company shall call a meeting of its stockholders for the purpose of obtaining the Holding Company Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Holding Company Stockholders Meeting”). In connection with that meeting, the Board of Directors of Holding Company shall support and recommend approval of this Agreement and the Plan of Merger, the Holding Company Articles Amendment and any other matters required to be approved by Holding Company’s stockholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the Holding Company Stockholder Approvals unless the Board of Directors of Holding Company has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

(b) Buyer shall call a meeting of its stockholders for the purpose of obtaining the Buyer Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Buyer Stockholders Meeting”). In connection with that meeting, the Board of Directors of Buyer shall support and recommend approval of this Agreement and the Plan of Merger, and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the Buyer Stockholder Approval, subject to the fiduciary duties of Buyer’s Board of Directors.

5.4 Joint Proxy Statement.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a joint proxy statement and prospectus and other proxy solicitation materials constituting a part thereof (the “Joint Proxy Statement”), to be filed with the FDIC and SEC in connection with (i) the solicitation of proxies from the stockholders of Buyer for the Buyer Stockholders Meeting and from the stockholders of Holding Company for the Holding Company Stockholders Meeting, and (ii) the offering and issuance of Buyer Common Stock in the Merger. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Joint Proxy Statement. Each party shall prepare and furnish to other party such information relating to it and its directors, officers and stockholders and such party’s business and operations as may be reasonably required to comply with SEC and FDIC rules and regulations or SEC and FDIC staff comments in connection with the Joint Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC and FDIC disclosure obligations. Each party shall provide the other party and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Joint Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Joint Proxy Statement and all responses to requests for additional information and replies to comments relating to the Joint Proxy Statement a reasonable time prior to filing or submission to the SEC or FDIC. Each party shall consider in good faith all comments from the other party and its legal, financial and accounting advisors to the Joint Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Merger that has not been approved by the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other party and the other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Joint Proxy Statement. Each party agrees to use its reasonable best efforts to cause the Joint Proxy Statement to be cleared by the SEC and FDIC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable thereafter. Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the time of the Buyer Stockholders Meeting and the Holding Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement.

(c) Holding Company agrees to advise Buyer, promptly after Holding Company receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Joint Proxy Statement that relates to Buyer or the Merger. Holding Company agrees to promptly provide to Buyer copies of correspondence between Holding Company (or any of its representatives and advisors on Holding Company’s behalf), on the one hand, and the SEC, on the other hand as it relates to the Joint Proxy Statement or the Merger. Buyer agrees to advise Holding Company, promptly after Buyer receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the FDIC for use in definitive form or when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, of any request by the FDIC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the FDIC in connection with the Joint Proxy Statement that relates to Holding Company or the Merger. Buyer agrees to promptly provide to Holding Company copies of correspondence between Buyer (or any of its representatives and advisors on Buyer’s behalf), on the one hand, and the FDIC, on the other hand as it relates to the Joint Proxy Statement or the Merger.

5.5 No Other Acquisition Proposals.

(a) Holding Company agrees that it will not, and will cause the Holding Company Subsidiaries and Holding Company’s and the Holding Company Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit Holding Company, prior to its meeting of stockholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to Holding Company (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Holding Company Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to stockholders under applicable law, (ii) before taking such actions, Holding Company receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Holding Company, and (iii) the Holding Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Holding Company shall immediately (within twenty-four (24) hours) notify Buyer orally and in writing of Holding Company’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Buyer apprised of any material related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Holding Company or Bank Subsidiary: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of Holding Company or ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Holding Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the stockholders of Holding Company from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Holding Company or Bank Subsidiary.

(e) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit Holding Company to terminate this Agreement or affect any other obligation of Holding Company under this Agreement.

(f) Holding Company agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of Holding Company shall be deemed a breach of this Section 5.5 by Holding Company.

5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all Regulatory Approvals and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7 Public Announcements.

Prior to the Effective Date, Buyer and Holding Company will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8 Affiliate Agreements.

Holding Company has identified to Buyer all persons who are, as of the date hereof, directors or executive officers of Holding Company. Holding Company shall have delivered to Buyer on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each such Holding Company director or executive officer.

5.9 Director Noncompetition Agreements.

Holding Company shall have delivered to Buyer on or prior to the date hereof executed copies of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each Holding Company director.

5.10 Employee Benefit Plans.

(a) Buyer at its election shall either: (i) provide generally to officers and employees of Holding Company and the Holding Company Subsidiaries, who at or after the Effective Date become employees of Buyer or the Buyer Subsidiaries (“Holding Company Continuing Employees”), employee benefits under the Buyer Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Buyer and the Buyer Subsidiaries; or (ii) maintain for the benefit of the Holding Company Continuing Employees, the Holding Company Benefit Plans maintained by Holding Company immediately prior to the Effective Date; provided that Buyer may take action to amend any Holding Company Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those Holding Company Benefit Plans following such amendment are no less favorable to the Holding Company Continuing Employees than benefits provided by Buyer to its officers and employees under any comparable Buyer Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Buyer Benefit Plans, service with or credited by Holding Company or any of the Holding Company Subsidiaries shall be treated as service with Buyer. To the extent permitted under applicable law, Buyer shall cause welfare Buyer Benefit Plans maintained by Buyer that cover the Holding Company Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Holding Company Continuing Employees under welfare Holding Company Benefit Plans to be credited to such Holding Company Continuing Employees under welfare Buyer Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Holding Company Continuing Employees under welfare Buyer Benefit Plans.

(c) Each employee of Holding Company or any Holding Company Subsidiary at the Effective Date whose employment is involuntarily terminated other than for cause by Buyer after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance, shall be entitled to receive severance in accordance with the severance policy of Holding Company in effect as of the date hereof, a copy of which is included in Schedule 5.10(c) of Holding Company’s Disclosure Schedule.

(d) With respect to Holding Company’s 401(k) plan, Holding Company shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Holding Company Continuing Employee who was a participant in the Holding Company 401(k) plan and who continues in the employment of Buyer or any Buyer Subsidiary shall be eligible to participate in Buyer’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated Holding Company 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Buyer’s 401(k) for Holding Company Continuing Employees. Any other former employee of Holding Company or the Holding Company Subsidiaries who is employed by Buyer or the Buyer Subsidiaries after the Effective Date shall be eligible to be a participant in the Buyer 401(k) plan upon complying with eligibility requirements. All rights to participate in Buyer’s 401(k) plan are subject to Buyer’s right to amend or terminate the plan. For purposes of administering Buyer’s 401(k) plan, service with Holding Company and the Holding Company Subsidiaries shall be deemed to be service with Buyer for participation and vesting purposes, but not for purposes of benefit accrual.

(e) Nothing in this Section 5.10 shall be interpreted as preventing Buyer, from and after the Effective Date, from amending, modifying or terminating any Buyer Benefit Plans or Holding Company Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11 Reservation of Shares; NASDAQ Listing.

(a) Buyer shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Buyer Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) Buyer shall use all reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.12 Indemnification; Insurance.

(a) Following the Effective Date, Buyer shall indemnify, defend and hold harmless any person who has rights to indemnification from Holding Company, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Holding Company’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Buyer shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Buyer and the indemnified party.

(b) Buyer shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Holding Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Buyer would be required to expend more than two hundred fifty percent (250%) of current annual premiums, Buyer will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of current annual premiums.

(c) The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13 Employment and Other Arrangements.

(a) Buyer will, as of and after the Effective Date, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that Holding Company and the Holding Company Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13(a) of Holding Company’s Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

(b) As of the date hereof, Buyer has entered into employment agreements, which will become effective as of the Effective Date, with the individuals named in Section 5.13(b) of Buyer’s Disclosure Schedule, in the form of Exhibit 5.13(b) hereto.

5.14 Notice of Deadlines.

Holding Company has set forth in Section 5.14 of Holding Company’s Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Holding Company or any of the Holding Company Subsidiaries is a party.

5.15 Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16 Change of Method.

Buyer and Holding Company shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the Buyer Stockholders Meeting or Holding Company Stockholders Meeting), to change the method or structure of effecting the combination of Buyer and Holding Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by Holding Company stockholders in exchange for each share of Holding Company Common Stock, (ii) adversely affect the tax treatment of Buyer or Holding Company pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.17 Certain Policies.

Prior to the Effective Date, each of Holding Company and Bank Subsidiary shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.18 Shareholder Litigation.

Each of Buyer and Holding Company shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by Holding Company shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19 Assumption of Trust Preferred Capital Securities.

Prior to the Effective Date, Buyer and Holding Company shall take all actions necessary for Buyer and Holding Company to enter into a supplemental indenture with the trustee of the Junior Subordinated Indenture, dated July 5, 2006, for Holding Company’s trust preferred capital securities to evidence the succession of Buyer as the obligor on those securities as of the Effective Date. The form of the supplemental indenture shall be reasonably acceptable to Buyer and Holding Company. Buyer agrees to assume Holding Company’s obligations under the above indenture well as under the other agreements related to the trust preferred capital securities.

ARTICLE 6

Conditions to the Merger

6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Buyer Stockholder Approval and the Holding Company Stockholder Approvals.

(b) Regulatory Approvals. Buyer, Holding Company and Bank Subsidiary shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on Buyer (after giving effect to the Merger) in the reasonable opinion of Buyer, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Buyer.

(c) Joint Proxy Statement. The Joint Proxy Statement shall have been cleared by the SEC and FDIC for use in definitive form and it shall not be subject any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC or FDIC.

(d) NASDAQ Listing. The shares of the Buyer Common Stock to be issued to the holders of Holding Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to the provisions of this Section 6.2 and Section 8.3.

(a) Representations and Warranties. The representations and warranties of Holding Company and Bank Subsidiary set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(b) Performance of Obligations. Holding Company and each of the Holding Company Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(c) Federal Tax Opinion. Buyer shall have received a written opinion, dated the Closing Date, from its counsel, LeClairRyan, A Professional Corporation, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Buyer and Holding Company reasonably satisfactory in form and substance to such counsel.

6.3 Conditions to Obligations of Holding Company and Bank Subsidiary.

The obligations of Holding Company and Bank Subsidiary to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Holding Company and Bank Subsidiary pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations. Buyer and each of the Buyer Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect.

(c) Federal Tax Opinion. Holding Company shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to Holding Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) except to the extent of any cash in lieu of fractional share interests in Buyer Common stock, no gain or loss will be recognized by any of the holders of Holding Company Common Stock in the Merger. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Buyer and Holding Company reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after receipt of the Buyer Stockholder Approval and the Holding Company Stockholder Approvals, as provided below:

(a) Mutual Consent. By the mutual consent in writing of Buyer, Holding Company and Bank Subsidiary;

(b) Closing Delay. By Buyer or Holding Company and Bank Subsidiary, evidenced by written notice, if the Merger has not been consummated by December 31, 2016 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c) Breach of Representation or Warranty.

(i) By Buyer (provided that Buyer is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Holding Company or Bank Subsidiary contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Buyer the ability to refuse to consummate the Merger under Section 6.2(a); or

(ii) By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Holding Company the ability to refuse to consummate the Merger under Section 6.3(a);

(d) Breach of Covenant or Agreement.

(i) By Buyer (provided that Buyer is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Holding Company or Bank Subsidiary of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach;

(ii) By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Buyer of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach;

(e) Conditions to Performance Not Met. By either Buyer on the one hand or Holding Company and Bank Subsidiary on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) Holding Company Solicitation and Recommendation Matters; Holding Company Stockholders Meeting Failure. At any time prior to the Holding Company Stockholders Meeting, by Buyer if (i) Holding Company shall have materially breached Section 5.5, (ii) the Holding Company Board of Directors shall have failed to make its recommendation referred to in Section 5.3(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer or (iii) Holding Company shall have materially breached its obligations under Section 5.3(a) by failing to call, give notice of, convene and hold the Holding Company Stockholders Meeting in accordance with Section 5.3(a);

(g) No Holding Company Stockholder Approvals. By either Buyer or Holding Company and Bank Subsidiary, if the Holding Company Stockholder Approvals shall not have been attained by reason of the failure to obtain the required vote at the Holding Company Stockholders Meeting or any adjournment thereof;

(h) Buyer Solicitation and Recommendation Matters; Buyer Stockholders Meeting Failure. At any time prior to the Buyer Stockholders Meeting, by Holding Company and Bank Subsidiary if (i) the Buyer Board of Directors shall have failed to make its recommendation referred to in Section 5.3(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Holding Company and

Bank Subsidiary or (ii) Buyer shall have materially breached its obligations under Section 5.3(b) by failing to call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with Section 5.3(b);

(i) No Buyer Stockholder Approval. By either Buyer or Holding Company and Bank Subsidiary, if the Buyer Stockholder Approval shall not have been attained by reason of the failure to obtain the required vote at the Buyer Stockholders Meeting or any adjournment thereof;

(j) Termination Event. By Buyer upon the occurrence of a Termination Event (as defined in Section 7.4(d) hereof);

(k) Other Agreement. At any time prior to the Holding Company Stockholders Meeting, by Holding Company and Bank Subsidiary in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by Holding Company and the Holding Company Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by Holding Company and Bank Subsidiary pursuant to this Section 7.1(k) only after Holding Company provides written notice to Buyer advising Buyer that the Holding Company Board of Directors is prepared to accept a Superior Proposal, and only if, after receipt of such notice, Buyer does not, in its sole discretion, promptly make an offer to Holding Company that the Holding Company Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal; or

(l) Decline in Buyer Common Stock Price. By Holding Company and Bank Subsidiary if the Holding Company Board of Directors so determines by a vote of the majority of the members of the entire Holding Company Board of Directors, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three (3) sentences. If Holding Company and Bank Subsidiary elect to exercise the termination right pursuant to this Section 7.1(l), Holding Company and Bank Subsidiary shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Holding Company Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the applicable Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects within such five (5)-day period, it shall give prompt written notice to Holding Company of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(l) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(l), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the per share closing prices of a share of Buyer Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the date on which the shareholders of Holding Company approve the Agreement.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $21.03.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(l).

7.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, none of Buyer, Holding Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, dated November 20, 2015, between Buyer and Holding Company, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Merger shall be borne equally by Buyer and Holding Company.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Buyer while structuring the Merger, Holding Company shall pay Buyer the sum of $8,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Buyer pursuant to Section 7.1(f) or Section 7.1(j), or by Holding Company and Bank Subsidiary pursuant to Section 7.1(k), payment shall be made to Buyer concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by Buyer pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e), (B) by either Buyer or Holding Company and Bank Subsidiary pursuant to Section 7.1(b), or (C) by either Buyer or Holding Company and Bank Subsidiary pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders of Holding Company (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Holding Company contemplated by this Agreement at the Holding Company Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Holding Company enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Holding Company shall pay to Buyer the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Holding Company within fifteen (15) months after the termination of this Agreement, then Holding Company shall pay to Buyer the Termination Fee on the date when such transaction is consummated.

(c) The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by Holding Company or Bank Subsidiary. The amount(s) payable by Holding Company pursuant to paragraph (b) of Section 7.4 shall be the sole and exclusive remedy of Buyer in the event such amount(s) are payable as specified in such paragraph. If Holding Company fails to pay or cause payment to Buyer the amount(s) due under paragraph (b) above at the time specified therein, Holding Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer in connection with any action in which Buyer prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) Holding Company or Bank Subsidiary, without having received Buyer’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Holding Company or Bank Subsidiary, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Holding Company or Bank Subsidiary; or (B) Holding Company or Bank Subsidiary, without having received Buyer’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Holding Company securities representing ten percent (10%) or more of the voting power of Holding Company; or

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Holding Company Common Stock is commenced (other than by Buyer or a Buyer Subsidiary), and the Holding Company Board recommends that the stockholders of Holding Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(e) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1 Entire Agreement.

This Agreement, including the Disclosure Schedules and the exhibits hereto, contains the entire agreement among Buyer, Holding Company and Bank Subsidiary with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind Buyer and Holding Company and their respective successors and assigns. Other than Sections 5.10, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the Buyer Stockholders Meeting or the Holding Company Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Buyer:

G. Robert Aston, Jr.

Chairman and Chief Executive Officer

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23425

Fax:    (757) 484-4591

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

919 East Main Street, Twenty-Fourth Floor

Richmond, Virginia 23219

Fax:	(804) 783-7628
Email:	george.whitley@leclairryan.com

If to Holding Company:

Brad E. Schwartz

Chief Executive Officer

Monarch Financial Holdings, Inc.

1435 Crossways Boulevard

Chesapeake, Virginia 23320

Fax:	(757) 389-5100
Email:	bschwartz@monarchbank.com

with a copy to:

John M. Paris, Jr., Esq.

Williams Mullen

222 Central Park Avenue

Suite 1700

Virginia Beach, Virginia 23462

Fax:	(757) 473-0395
Email:	jparis@williamsmullen.com

8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

TOWNEBANK

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

MONARCH FINANCIAL HOLDINGS, INC.

By:	/s/ Brad E. Schwartz
Brad E. Schwartz
Chief Executive Officer

MONARCH BANK

By:	/s/ Brad E. Schwartz
Brad E. Schwartz
Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

AMONG

TOWNEBANK,

MONARCH FINANCIAL HOLDINGS, INC.

AND

MONARCH BANK

Pursuant to this Plan of Merger (“Plan of Merger”), Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and Monarch Bank, a Virginia banking corporation (“Bank Subsidiary”), shall merge with and into TowneBank, a Virginia banking corporation (“Buyer”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary (the “Agreement”), at the Effective Date (as defined herein), Holding Company and Bank Subsidiary shall be merged with and into Buyer (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of Holding Company and Bank Subsidiary thereupon shall cease, and Buyer shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares; Exchange of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Buyer, Holding Company or Bank Subsidiary or their respective stockholders:

(a) Each share of common stock, par value $1.667 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 0.8830 shares (the “Exchange Ratio”) of Buyer Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”).

(c) All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each share of common stock, par value $5.00 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(e) Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(f) Each share of Holding Company Common Stock held by any party hereto and each share of Buyer Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Buyer Common Stock shall resume the status of authorized and unissued shares of Buyer Common Stock.

2.2 Exchange Procedures.

(a) On or before the Closing Date, Buyer shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Buyer (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of Holding Company Common Stock.

(b) As promptly as practicable after the Effective Date, Buyer shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates for the Merger Consideration, as provided for herein.

(c) Buyer shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions which a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon delivery to the Exchange Agent of Holding Company

Common Certificates representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any Holding Company stockholder whose Holding Company Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Buyer pursuant to applicable law and as required in accordance with Buyer’s standard policy (including the requirement that the stockholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for six (6) months after the Effective Date shall be returned to Buyer (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder holds as determined pursuant to this Plan of Merger, without any interest thereon.

(f) None of the Exchange Agent, the parties hereto, the Buyer Subsidiaries (as defined in the Agreement) nor the Holding Company Subsidiaries (as defined in the Agreement) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Holding Company Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted if necessary in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Buyer shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Buyer shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans.

(b) At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Buyer (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Buyer Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Buyer Common Stock.

(c) As soon as practicable after the Effective Date, Buyer will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4 No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing sale price of Buyer Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5 Anti-Dilution.

In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6 Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate until such holder physically surrenders such certificate

(or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8 No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Plan of Merger.

ARTICLE 3

Articles of Incorporation and Bylaws of Buyer

(a) The Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

(b) Prior to the Effective Date, Buyer shall take all appropriate actions to adopt an amendment to the Bylaws of Buyer to increase the number of directors that may serve on the Board of Directors of Buyer to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Buyer as of the Effective Date as contemplated by Section 1.5 of the Agreement. The Bylaws of Buyer as in effect immediately prior to the Effective Date will be the Bylaws of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of Buyer, Holding Company and Bank Subsidiary to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of December 16, 2015, is by and among TOWNEBANK, a Virginia banking corporation (“Buyer”), MONARCH FINANCIAL HOLDINGS, INC., a Virginia corporation (“Holding Company”), and the undersigned shareholder of Holding Company (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Buyer and Holding Company have approved a business combination of their companies through the merger (the “Merger”) of Holding Company and Bank Subsidiary with and into Buyer pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary, and a related Plan of Merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of Holding Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Buyer, Holding Company and Bank Subsidiary entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement to Vote.

During the term of this Agreement and at such time as Holding Company conducts the Holding Company Stockholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the Holding Company Articles Amendment at the Holding Company Stockholders Meeting; and (ii) against (A) any Acquisition Proposal,

(B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holding Company or Bank Subsidiary under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of Buyer, Holding Company or Bank Subsidiary under the Merger Agreement.

2. Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a) Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of Holding Company Common Stock or rights to acquire shares of Holding Company Common Stock and for which Shareholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) Restrictions on Transfer. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c) Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e) No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to Buyer in writing.

(f) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h) No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i) Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of Holding Company should not support the Merger.

3. No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4. Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Holding Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Holding Company issued to or acquired by Shareholder.

5. Capacity; Obligation to Vote.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Holding Company is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of Holding Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Holding Company. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder of his or her responsibilities as a director or officer of Holding Company, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Buyer is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) Holding Company and Bank Subsidiary are otherwise entitled to terminate the Merger Agreement.

6. Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, Holding Company or Buyer, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7. Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall hereby authorize and instruct Holding Company to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9. Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10. Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11. Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Holding Company or Buyer, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of Holding Company.

12. Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b) The parties hereto agree and designate Bank Subsidiary as a third-party beneficiary of this Agreement, with Bank Subsidiary having the right to enforce the terms hereof.

13. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14. Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, Buyer, Holding Company and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

By:
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

MONARCH FINANCIAL HOLDINGS, INC.

By:
Brad E. Schwartz
Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares (including restricted stock):

EXHIBIT 5.9

To the Agreement and

Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

December 16, 2015

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23435

Ladies and Gentlemen:

The undersigned is a director of Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and/or Monarch Bank, a wholly-owned subsidiary of Holding Company (“Bank Subsidiary”). TowneBank, a Virginia banking corporation (“Buyer”), has agreed to acquire Holding Company and Bank Subsidiary (the “Merger”), pursuant to an Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary, and a related Plan of Merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of any one or more of the following Buyer boards of directors following the Effective Date (as defined in the Agreement) of the Merger: (i) the Buyer’s Board of Directors, (ii) the Buyer’s Chesapeake Board of Directors, and (iii) the Boards of Directors for the insurance/investment and real estate divisions of Towne Financial Services, LLC.

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for a period of 12 months following the Effective Date of the Merger (or longer period that the undersigned shall be a member of any Buyer board of directors identified in the preceding paragraph), the undersigned will not, directly or indirectly: (i) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (ii) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with Buyer or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which Buyer or any of its Affiliates are engaged; the term “Market Area” means (i) the cities of Chesapeake, Newport News, Norfolk, Suffolk and Virginia Beach in Virginia, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county or municipality in which Buyer has established and is continuing to operate a

C-1

banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Buyer; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between Buyer and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 16th day of December 2015.

Very truly yours

[Insert Name]

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Holding Company Disclosure Schedule and Buyer Disclosure Schedule

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Monarch Financial Holdings, Inc. will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.